TBank

Progress Report on Agreement dated April 15, 2010 with The Office of the Comptroller of the Currency
June 23, 2010

Article II – Compliance Committee

- Established April 21, 2010.
- Members - Directors D. Basso (Chairman), S. Lugar, D. Carstens

Article III - Restitution

- $5.1 million fund deposited into special T Bank account.
- Independent consultant Epiq Class Action & Claims Solutions, Inc. engaged May 5, 2010.
- Proposed Restitution Plan submitted to OCC on June 8, 2010.
- We believe that the Eligible Consumer mailing list will be substantially completed by mid July.
- Mailing of restitution payments cannot proceed until OCC approves Restitution Plan.

Article IV – Payment Processors

- T Bank currently has no payment processors as customers.

- Have prohibited by policy the type of relationships that gave rise to the OCC's claims.

Article V – Capital Plan

- Capital Plan submitted to OCC May 27, 2010.

- Ratio requirements – 11.5% total risk based and 9% tier 1 core will be required at the earlier of notification from OCC or 90 days following OCC determination that Restitution Plan has been fully completed (estimated date March, 2011).

- T Bank capital ratios at March 31, 2010

  Total risk based – 10.35%

  Tier 1 core - 7.05%

Article VI – Criticized Assets

- Plan submitted to OCC May 27, 2010.
- We believe the plan and program have been in place since 2008.
- Management and the Board prepared/monitored individual loan action & resolution plans on all criticized assets in 2008 and update quarterly or more frequently as needed.
- Trend in criticized assets is positive.

Article VI – Criticized Assets (Cont.)



Total Criticized Assets
Loans Graded Special Mention or Lower
Millions
$18
$16
$14
$12
$10
$8
$6
Jun-08
Sep-08
Dec-08
Mar-09
Jun-09
Sep-09
Dec-09
Mar-10

Article VII - Liquidity

- Plan submitted to OCC May 27, 2010.
- Plan has been in place since June, 2008.
- T Bank has no brokered deposits.
- T Bank loan to deposit ratio of 122% at March 31, 2010, and similar ratios in prior quarters, is not reflective of the liquidity position of the bank.
- T Bank is custodian or trustee of $40 million of FDIC insurable cash. This cash is managed on and off the bank's balance sheet with neutral impact to the 2,300+ individual beneficial owners.
- Custodial cash has historically been above $30 million.

Article VII – Liquidity (Cont.)



Custodial Cash Available to T Bank
Fully Insured by the FDIC
Millions
$60
$50
$40
$30
$20
$10
$-
12/31/06
02/28/07
04/30/07
06/30/07
08/31/07
10/31/07
12/31/07
02/28/08
04/30/08
06/30/08
08/31/08
10/31/08
12/31/08
2/28/2009
4/30/2009
6/30/2009
8/31/2009
10/31/2009
12/31/2009
2/28/2010
4/30/2010

Article VII – Liquidity (Cont.)

- If all custodial cash were brought on balance sheet, loan to deposit ratio would be 84% (est.).
- Other sources of liquidity not reflected in the loan to deposit ratio a/o March 31, 2010
  - FHLB borrowing line $17.8 million (gross)
  - FRB borrowing line $24.2 million (gross)
- Total liquidity sources available, net of short term borrowings, on March 31, 2010, were $63 million, or **47% of assets.**

Article VIII – Profit

- Plan submitted to OCC May 27, 2010.
- We have proposed stable asset size in our Plan.
- Net interest margin is improving.
- Steps taken to reduce non-interest expense:

  - Significant reductions in data processing expense during 2009.

  - Staff reduced in lending areas due to loan production levels scaled back to only replace loan portfolio run-off.

  - Holding the line on salaries.
- Loan losses and restitution are our two largest estimates.

Conclusion

- Goals of the various articles are counter productive – raise capital ratios, liquidity ratios, and profitability?
- OCC left us few tools to work with.
- We believe, nevertheless, it can and will be done.
- Our plans, if approved, are reasonable and chart a path to potential success and compliance.
- Slowly improving economy is some help.
- Exceptionally qualified, seasoned, and motivated team of professionals to accomplish the goals of T Bank – comply and prosper.